Exibit 8 Subsidiaris

The following table sets forth our significant subsidiaries owned directly by the parent company in alphabetical order, equity interest and the subsidiaries’ country of incorporation. In all cases our voting interest is equivalent to our equity interest.

Subsidiary	Equity interest in %	Country of incorporation
AS Eesti Statoil	100	Estonia
Latvija Statoil SIA	100	Latvia
Offtect Invest AS	100	Norway
Mongstad Refining DA	79	Norway
Mongstad Terminal DA	65	Norway
SDS Holding AS	100	Norway
Statholding AS	100	Norway
Statoil AB	100	Sweden
Statoil Angola AS	100	Norway
Statoil Angola Block 15 AS	100	Norway
Statoil Angola Block 17 AS	100	Norway
Statoil Apsheron AS	100	Norway
Statoil Asia Pacific Pte. Ltd	100	Singapore
Statoil Azerbaijan Alov AS	100	Norway
Statoil Azerbaijan AS	100	Norway
Statoil BTC Finance AS	100	Norway
Statoil Coordination Center N.V.	100	Belgium
Statoil Danmark A/S	100	Denmark
Statoil Deutschland GmbH	100	Germany
Statoil do Brasil Ltda	100	Brazil
Statoil Exploration Ireland Ltd	100	Ireland
Statoil Forsikring AS	100	Norway
Statoil Hassi Mouina AS	100	Norway
Statoil Innovation AS	100	Norway
Statoil Iran AS	100	Norway
Statoil Ireland Ltd	100	Ireland
Statoil Kazakstan AS	100	Norway
Statoil Latin America AS	100	Norway
Statoil Marine Holding AS	100	Norway
Statoil Metanol ANS	82	Norway
Statoil Nigeria AS	100	Norway
Statoil Nigeria Deep Water AS	100	Norway
Statoil Nigeria Outer Shelf AS	100	Norway
Statoil Norge AS	100	Norway
Statoil North Africa Gas AS	100	Norway
Statoil North Africa Oil AS	100	Norway
Statoil North America Inc.	100	United States of America
Statoil Orient Inc AG	100	Switzerland
Statoil Pernis Invest AS	100	Norway
Statoil Plataforma Deltana	100	Norway
Statoil Polen Invest AS	100	Norway
Statoil Russia AS	100	Norway
Statoil Sincor AS	100	Norway
Statoil SP Gas AS	100	Norway
Statoil UK Ltd	100	Great Britain
Statoil Venezuela AS	100	Norway
Tjeldbergodden Luftgassfabrikk DA	51	Norway
UAB Lietuva Statoil	100	Lithuania